Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Michael Polyviou/Robert Jones (212) 850-6020; (646) 201-5447 mpolyviou@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. John Carter (212) 850-6021 jcarter@evcgroup.com

AngioDynamics Reports Fiscal 2014 Second Quarter Financial Results

•	Net sales of $88.6 million

•	GAAP income per share at break-even; Non-GAAP adjusted net income, excluding amortization, of $0.14 per share

•	Adjusted EBITDA of $12.7 million

•	Operating cash flow of $8.2 million

•	Company raises low end of revenue guidance to $349-$353 million for FY14; reiterates adjusted EPS, excluding amortization, of $0.63-$0.67

ALBANY, N.Y., (January 9, 2014) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2014 second quarter ended November 30, 2013.

“AngioDynamics’ better than expected sales reflects improved performance in our three businesses – Peripheral Vascular, Vascular Access and Oncology/Surgery – compared to the prior quarter. Our new products, specifically AngioVac, BioFlo PICCs and ports, and the Acculis microwave system, represent disruptive emerging technologies that are contributing to our growth while improving patient outcomes and reducing costs to the healthcare system,” said Joseph M. DeVivo, President and Chief Executive Officer. “Having stabilized our U.S business while successfully introducing new products to the market, we have taken actions to improve our international operations, which can potentially be a more significant contributor to our future results. We entered the second half of our fiscal year with strong momentum and believe we are well-positioned to meet our financial goals for 2014.”

Q2 FY14 Financial Results

Net sales of $88.6 million were up 2% compared with last year’s second quarter net sales of $87 million. Excluding the planned wind-down of the supply agreement with Boston Scientific (BSC), second quarter sales were up 3% to $87 million compared to $84.5 million in last year’s second quarter. The following sales comparisons exclude the BSC supply agreement.

Peripheral Vascular net sales in the second quarter increased 7% to $48.9 million compared to $45.8 million in the prior year period. Vascular Access net sales declined 4% to $25.6 million compared to $26.7 million in the year ago quarter. Oncology/Surgery net sales of $12.6 million increased 5% compared to the year ago quarter. Net sales in the U.S. increased 3% to $69.5 million from $67.4 million in the prior year period, and International net sales were up 1% at $17.5 million compared to the year-ago period.

The Company’s net loss in the second quarter was $0.1 million, or break-even on a per share basis, compared to net income of $2.0 million, or $0.06 per share, a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income excluding amortization for intangible assets was $5.0 million, or $0.14 per share, for the second quarter of fiscal year 2014 compared to net income of $6.1 million, or $0.17 per share, for the year ago quarter.

Second quarter EBITDA was $7.8 million, or $0.22 per share, compared to EBITDA of $11.4 million, or $0.32 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $12.7 million, or $0.36 per share, compared to $15 million, or $0.43 per share, in the year ago period.

Second quarter operating cash flow was $8.2 million. Year-to-date operating cash flow was $15.8 million versus $5.5 million in the prior year. At November 30, 2013, cash and investments were $17 million and debt was $140.2 million.

Recent Operational Highlights

•
The Company’s growth drivers are continuing to deliver positive results. Data presented at the recent AVA meeting supports the clinical effectiveness and economic impact of BioFlo, which now accounts for over 30% of the Company’s global PICC revenue; while AngioVac technology is demonstrating increased market awareness.

•
The Centers for Medicare and Medicaid Services (CMS) created a new Ambulatory Payment Classification (APC) that includes both in-hospital endovenous radiofrequency (RF) treatments and in-hospital endovenous laser varicose vein ablation, such as the Company’s VenaCure EVLT procedure, increasing payment for laser vein ablation by 9% while creating parity for thermal varicose vein ablation procedures.

•
AngioDynamics received EU CE Mark approval for its AngioVac venous drainage cannula and cardiopulmonary bypass circuit for use during extracorporeal bypass for up to six hours, with the AngioVac cannula also being approved for removal of fresh, soft thrombi or emboli.

•
The Company announced an operational excellence program designed to save $15 million to $18 million during the next three years by creating greater efficiencies and improving business performance through product rationalization, lean initiatives, supply chain optimization, ERP implementation and changes to its New York footprint.

•
John Soto was appointed Chief Commercial Officer overseeing global sales and marketing initiatives as the Company seeks to accelerate its international business which currently contributes approximately 20% of net sales. Mr. Soto is the current leader of the Peripheral Vascular business, which grew sales 7% U.S. in the fiscal second quarter of 2014.

Six Months Financial Results

For the six months ended November 30, 2013, net sales were $172.2 million, a 1% increase compared to the $170.4 million reported a year ago. The Company’s net loss was $0.5 million, or $0.01 per share, compared to net income of $1.2 million, or $0.04 per share, reported a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income excluding amortization for intangible assets was $9.1 million, or $0.26 per share, compared to net income of $12 million, or $0.34 per share, a year ago. EBITDA was $15.1 million, or $0.43 per share, compared to EBITDA of $18 million, or $0.51 per share, a year ago. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $24 million, or $0.68 per share, compared to $29.4 million, or $0.83 per share, in the year ago period.

Fiscal 2014 Guidance

“As a result of our stronger than anticipated first half of our fiscal year, we are raising the low end of our revenue guidance to $349 million to $353 million,” said Mark Frost, Executive Vice President and Chief Financial Officer. “We also expect to report adjusted EPS, excluding amortization, of $0.63 to $0.67 per share, which is consistent with our prior guidance.

“We are anticipating revenue to range from $85 million to $88 million in the fiscal third quarter of 2014, a 4% to 8% increase at the top end compared with the year ago fiscal third quarter,” Frost continued. “Adjusted EPS, excluding amortization, is expected to be $0.15 to $0.18 per share.”

Conference Call

AngioDynamics will host a conference call today at 4:30 p.m. Eastern Time to discuss its first quarter results. To participate in the live call, please dial 1-877-941-8609. In addition, a live webcast and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the website 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported EBITDA (income before interest, taxes, depreciation and amortization), adjusted EBITDA, adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics, the AngioDynamics logo, Acculis, AngioVac and BioFlo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2013. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net sales	$88,616	$87,007	$172,195	$170,423
Cost of sales
Acquired inventory step-up	75	-	75	3,445
Quality call to action	-	113	-	812
Other cost of sales	43,611	42,806	84,708	82,620
Total cost of sales	43,686	42,919	84,783	86,877
Gross profit	44,930	44,088	87,412	83,546
% of net sales	50.7%	50.7%	50.8%	49.0%

Operating expenses
Research and development	7,003	7,014	13,712	14,088
Sales and marketing	21,073	18,671	41,036	37,214
General and administrative	6,323	6,910	12,851	13,808
Amortization of intangibles	4,339	4,107	8,623	7,844
Medical device tax	999	-	1,975	-
Change in fair value of contingent consideration	940	197	1,673	197
Acquisition and other non-recurring	2,679	2,067	4,681	4,589
Total operating expenses	43,356	38,966	84,551	77,740
Operating income (loss)	1,574	5,122	2,861	5,806
Other income (expense), net	(1,660)	(1,990)	(3,594)	(3,828)
Income (loss) before income taxes	(86)	3,132	(733)	1,978
Provision for (benefit from) income taxes	13	1,163	(208)	730
Net income (loss)	$(99)	$1,969	$(525)	$1,248

Earnings (loss) per common share
Basic	$(0.00)	$0.06	$(0.01)	$0.04
Diluted	$(0.00)	$0.06	$(0.01)	$0.04

Weighted average common shares
Basic	35,132	34,827	35,041	34,765
Diluted	35,132	35,311	35,041	35,279

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net income (loss)	$(99)	$1,969	$(525)	$1,248

After tax:
Acquisition and other non-recurring (1)	1,746	1,332	3,032	2,922
Quality Call to Action Program (2)	-	72	-	516
Inventory step-up (3)	48	-	48	2,188
Contingent earn out valuation (4)	597	125	1,062	125
Adjusted net income	2,291	3,498	3,617	6,998
Amortization of intangibles	2,755	2,608	5,476	4,981
Adjusted net income excluding amortization	$5,046	$6,106	$9,093	$11,979

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Diluted earnings (loss) per share	$(0.00)	$0.06	$(0.01)	$0.04

After tax:
Acquisition and other non-recurring (1)	0.05	0.04	0.09	0.08
Quality Call to Action Program (2)	0.00	0.00	0.00	0.01
Inventory step-up (3)	0.00	0.00	0.00	0.06
Contingent earn out valuation (4)	0.02	0.00	0.03	0.00
Adjusted diluted earnings per share	0.06	0.10	0.10	0.20
Amortization of intangibles	0.08	0.07	0.16	0.14
Adjusted diluted earnings per share excluding amortization	$0.14	$0.17	$0.26	$0.34

* Does not sum due to rounding

(1)	Includes costs relating to acquisitions, debt financing, business restructuring, litigation and facility consolidations.
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net income (loss)	$(99)	$1,969	$(525)	$1,248

Provision for (benefit from) income taxes	13	1,163	(208)	730
Other income (expense), net	1,660	1,990	3,594	3,828
Amortization of intangibles	4,339	4,107	8,623	7,844
Depreciation	1,849	2,185	3,662	4,317
EBITDA	7,762	11,414	15,146	17,967

Acquisition and other non-recurring (1)	2,679	2,067	4,681	4,589
Stock-based compensation	1,271	1,252	2,423	2,375
Quality Call to Action Program (2)	-	113	-	812
Inventory step-up (3)	75	-	75	3,445
Contingent earn out revaluation (4)	940	197	1,673	197
Adjusted EBITDA	$12,727	$15,043	$23,998	$29,385

EBITDA per common share
Basic	$0.22	$0.33	$0.43	$0.52
Assumes Diluted	$0.22	$0.32	$0.43	$0.51

Adjusted EBITDA per common share
Basic	$0.36	$0.43	$0.68	$0.85
Assumes Diluted	$0.36	$0.43	$0.68	$0.83

Reconciliation of Operating Income to non-GAAP Adjusted Operating Income:

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Operating income (loss)	$1,574	$5,122	$2,861	$5,806

Acquisition and other non-recurring (1)	2,679	2,067	4,681	4,589
Quality Call to Action Program (2)	-	113	-	812
Inventory step-up (3)	75	-	75	3,445
Contingent earn out revaluation (4)	940	197	1,673	197
Adjusted Operating income	$5,268	$7,499	$9,290	$14,849

(1)	Includes costs relating to acquisitions, debt financing, business restructuring, litigation and facility consolidations.
(2)	Direct costs of implementing a comprehensive Quality Call to Action program to review and augment the quality management systems at our Queensbury and Fremont facilities.
(3)	Amortization of basis step-up of acquired inventory.
(4)	Impact of revaluation of contingent earn outs related to acquisitions

ANGIODYNAMICS, INC. AND SUBSIDIARIES
PRELIMINARY NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(unaudited in thousands)

	Three months ended (a)			Six months ended (b)
	Nov 30,	Nov 30,	%	Nov 30,	Nov 30,	%
	2013	2012	Growth	2013	2012	Growth

Net Sales by Product Category
Peripheral Vascular	$48,860	$45,766	7%	$94,340	$89,060	6%
Vascular Access	25,571	26,712	(4%)	50,854	53,342	(5%)
Oncology/Surgery	12,557	12,006	5%	23,724	23,239	2%
Total Excluding Supply Agreement	86,988	84,484	3%	168,918	165,641	2%
Supply Agreement	1,628	2,523	(35%)	3,277	4,782	(31%)
Total	$88,616	$87,007	2%	$172,195	$170,423	1%
	0	0		0	0
Net Sales by Geography
United States	$69,530	$67,394	3%	$136,632	$132,898	3%
International	17,458	17,355	1%	32,286	32,743	(1%)
Supply Agreement	1,628	2,258	(28%)	3,277	4,782	(31%)
Total	$88,616	$87,007	2%	$172,195	$170,423	1%

(a) Sales days for the three months ended Nov 30, 2013 and Nov 30, 2012, were 62 days.
(b) Sales days for the six months ended Nov 30, 2013 and Nov 30, 2012, were 126 and 127 days, respectively.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Nov 30,	May 31,
	2013	2013
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$15,173	$21,802
Marketable securities	1,850	2,153
Total cash and investments	17,023	23,955

Receivables, net	48,405	47,791
Inventories, net	60,052	55,062
Deferred income taxes	6,706	6,591
Prepaid income taxes	2,007	438
Prepaid expenses and other	7,380	7,679
Total current assets	141,573	141,516

Property, plant and equipment, net	66,390	62,650
Intangible assets, net	212,195	214,848
Goodwill	359,736	355,458
Deferred income taxes	9,507	11,007
Other non-current assets	6,089	6,105
Total Assets	$795,490	$791,584

Liabilities and Stockholders' Equity
Current portion of long-term debt	$5,000	$7,500
Current portion of contingent consideration	12,221	9,207
Other current liabilities	51,466	46,730
Total current liabilities	68,687	63,437
Long-term debt, net of current portion	135,160	135,000
Contingent consideration, net of current portion	60,171	65,842
Other long-term liabilities	1,743	475
Total Liabilities	265,761	264,754

Stockholders' equity	529,729	526,830
Total Liabilities and Stockholders' Equity	$795,490	$791,584

Shares outstanding	35,305	35,060

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended		Six months ended
	Nov 30,	Nov 30,	Nov 30,	Nov 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(99)	$1,969	$(525)	$1,248
Depreciation and amortization	6,188	6,292	12,285	12,161
Change in fair value of contingent consideration	943	197	1,673	197
Tax effect of exercise of stock options	(85)	(504)	(146)	(504)
Deferred income taxes	688	2,260	1,226	2,175
Stock-based compensation	1,271	1,252	2,423	2,375
Amortization of inventory step-up	75	-	75	3,445
Other	19	(617)	(24)	(571)
Changes in operating assets and liabilities
Receivables	(1,845)	(1,657)	209	1,497
Inventories	(878)	1,084	(4,368)	(9,946)
Accounts payable and accrued liabilities	1,863	(46)	3,288	(6,861)
Other	46	900	(358)	299
Net cash provided by (used in) operating activities	8,186	11,130	15,758	5,515

Cash flows from investing activities:
Additions to property, plant and equipment	(4,017)	(3,819)	(7,191)	(4,787)
Acquisition of businesses, net of cash acquired	(150)	(15,166)	(4,319)	(14,308)
Other cash flows from investing activities	-	801	-	801
Purchases, sales and maturities of marketable securities, net	-	9,452	303	11,855
Net cash provided by (used in) investing activities	(4,167)	(8,732)	(11,207)	(6,439)

Cash flows from financing activities:
Repayment of long-term debt	(143,750)	(1,875)	(143,750)	(3,750)
Proceeds from issuance of new debt	141,410	-	141,410	-
Payment of Contingent Consideration	(8,350)	-	(9,300)	-
Deferred financing costs of long-term debt	(677)	-	(677)	-
Proceeds from exercise of stock options and ESPP	456	(103)	1,133	476
Net cash provided by (used in) financing activities	(10,911)	(1,978)	(11,184)	(3,274)

Effect of exchange rate changes on cash	1	6	4	12
Increase (Decrease) in cash and cash equivalents	(6,891)	426	(6,629)	(4,186)

Cash and cash equivalents
Beginning of period	22,064	18,896	21,802	23,508
End of period	$15,173	$19,322	$15,173	$19,322

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